EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Nine
						Months	Months
	Year Ended December 31,					Ended	Ended
	2005	2006	2007	2008	2009	9/30/2010	9/30/2010
EARNINGS
Income Before Income Taxes and Equity Earnings	$114,341	$138,289	$87,333	$129,489	$140,035	$191,132	$189,000
Fixed Charges (as below)	55,808	63,242	79,435	119,516	109,146	124,964	95,878
Total Earnings	$170,149	$201,531	$166,768	$249,005	$249,181	$316,096	$284,878

FIXED CHARGES
Interest Expense	$50,089	$55,213	$60,619	$93,150	$70,500	$82,084	$63,478
Credit for Allowance for Borrowed Funds Used During Construction	1,198	2,208	9,795	19,800	29,546	33,780	25,575
Trust Dividends	(179)	(179)	(179)	(134)	-	-	-
Estimated Interest Element in Lease Rentals	4,700	6,000	9,200	6,700	9,100	9,100	6,825
Total Fixed Charges	$55,808	$63,242	$79,435	$119,516	$109,146	$124,964	$95,878

Ratio of Earnings to Fixed Charges	3.04	3.18	2.09	2.08	2.28	2.52	2.97